Exhibit 10.5

NON-QUALIFIED STOCK OPTION AGREEMENT

DATE:

PARTIES:	CASCADE CORPORATION	(Cascade)
an Oregon corporation

and

(Optionee)

RECITALS:

A.                                    Cascade has adopted the 2002 Restatement of the 1995 Cascade Corporation Senior Managers’ Incentive Stock Option Plan (the Plan).  The Plan provides for the grant of options meeting the requirements of Section 422 of the Internal Revenue Code to purchase shares of Cascade common stock (Stock).

B.                                    Cascade desires to provide Optionee the opportunity to obtain stock ownership in Cascade.  This will enable Optionee to have a significant proprietary interest in Cascade’s success.

C.                                    On                 , the Compensation Committee (the Committee) of Cascade’s Board of Directors (the Board) granted Optionee an incentive stock option (the Option), subject to the terms and conditions of the Plan and this Agreement.

AGREEMENT:

The parties agree as follows:

SECTION 1.                                                    GRANT OF OPTION

Cascade grants to Optionee the Option to purchase up to              shares of Stock (Option Shares) from Cascade at a price of $            per share (the Option Price).

SECTION 2.                                                    EXERCISE OF OPTION

2.1                               Date Exercisable.  The Option shall become exercisable at the rate of 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of this Agreement.

2.2                               Manner of Exercise.  The Option may be exercised in whole or in part by delivery to Cascade of written notice, signed by the Optionee, specifying the number of shares of Stock that the Optionee then desires to purchase, together with cash, certified check, or bank draft payable to the order of Cascade, or common shares of Cascade (provided use of Cascade common shares would not trigger liability under any securities law or regulation), valued as of the date of delivery to Cascade, or a combination of the above, totaling an amount of United States dollars equal to the Option Price of such shares.  The exchange rate applied to foreign currencies shall be that reported by The Wall Street Journal for the business day prior to the date payment is delivered to Cascade.

2.3                               Stock Certificates.  Promptly after an Optionee exercises an Option in whole or in part, Cascade shall deliver to the Optionee a certificate or certificates for the number of shares of Stock with respect to which the Option was so exercised, registered in the Optionee’s name.

SECTION 3.                                                    DURATION OF OPTION

The Option, to the extent not previously exercised, shall terminate upon the earliest of the following dates:

(a)                                                          (“Expiration Date”).

(b)                                 The date of termination of the Optionee’s Cascade employment; however, if such termination is by reason of the Optionee’s disability [as defined in Section §22 (e) (3) of the Internal Revenue Code] or death, the Option shall terminate on the first anniversary of such termination.

SECTION 4.                                                    NONTRANSFERABILITY

4.1                               Restriction.  The Option is not transferable by the Optionee except by Will or the laws of descent and distribution and, during the Optionee’s lifetime, may be exercised only by the Optionee or the Optionee’s guardian or legal representative.  No assignment or transfer of the Option, whether voluntary, involuntary, or by operation of law or otherwise, except by Will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right.  Immediately upon any attempt to assign or transfer the Option, the Option shall terminate and be of no force or effect.

4.2                               Exercise in the Event of Death or Disability.     Whenever the word “Optionee” is used in this Agreement under circumstances in which the Optionee is unable to act on his or her own behalf, the word “Optionee” shall be deemed to include the persons, if any, named as the Optionee’s guardian or legal representative.  In the event of the Optionee’s death, the word “Optionee” shall be deemed to include the Optionee’s executor, administrator, or the person or persons to whom the Option may be transferred by Will or by the laws of descent and distribution.

SECTION 5.                                                    NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE

The Optionee shall not be deemed for any purpose to be a Cascade shareholder with respect to any shares subject to the Option under this Agreement as to which the Option shall not have been exercised.

SECTION 6.                                                    ADJUSTMENTS

6.1                               No Effect on Changes in Cascade’s Capital Structure.  The existence of the Option shall not affect Cascade’s power to make or authorize any adjustments, recapitalizations, reorganization, or other changes in its capital structure, or any merger or consolidation, or any issue of bonds, debentures, or preferred, or preference stocks ahead of or affecting the Stock, or corporate dissolution or liquidation, or any sale or transfer of all or any part of its assets or business, or any other corporate act.

6.2                               Adjustment to Option Shares.  The Option Shares are shares of Stock as constituted on the date of this Agreement, but payable in shares of stock, the shares of Stock then subject to the Option shall be increased proportionately without any change in the aggregate Option Price.  If all the outstanding shares of Stock shall be changed into or exchanged for a different number or class of shares of the Corporation, or of another corporation, through reorganization, recapitalization, stock split-up, combination of shares, merger, consolidation, or otherwise, then there shall be substituted for each share of Stock then subject to the Option the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate Option Price for the shares then subject to the Option.  In connection with any adjustment under this Section 6 resulting in the nearest whole share if such interest is less than 0.5 share; otherwise, such fractional share interest may be rounded up to the nearest whole share.

SECTION 7.                                                    COMPLIANCE WITH SECURITIES LAWS

No shares shall be issued or delivered under this Agreement unless and until, in the opinion of the Committee, all applicable requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery have been met.  Certificates representing shares may bear such legend as Cascade may deem appropriate to state any restrictions on their transfer.

SECTION 8.                                                    MISCELLANEOUS PROVISIONS

9.1                               Violation.  The Option shall not be exercisable at any time, in whole or in part, if issuance and delivery of the Option Shares would violate any law or regulation in the opinion of Cascade counsel.

9.2                               Disputes.  Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement or the Plan, may be determined by the Compensation Committee in its absolute and uncontrolled discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

9.3                               Notices.  Notices under this Agreement shall be in writing, and may be delivered personally or by certified or registered mail, postage prepaid, addressed as follows:  Cascade Corporation, 2201 N.E. 201st Avenue, Fairview, Oregon  97024, Optionee, (name and address of Optionee); or to such other addresses as either party may designate to the other in writing.

9.4                               Waiver and Modification.  Provisions of this Agreement may be waived or modified only by an agreement in writing signed by the parties.

CASCADE CORPORATION	OPTIONEE:

By
Its	[print name]

Signature